EXHIBIT 99.1

July 31, 2003

FOR IMMEDIATE RELEASE

Vertis

For more information, contact:

Donovan Roche

or Carla Marshall

Formula

(619) 234-0345

Stephen E. Tremblay

Vertis

(410) 361-8352

Dean D. Durbin

Vertis

(410) 361-8367

250 West Pratt Street

18th Floor

Baltimore, Maryland 21201

T 410.528.9800

F 410.528.9289

www.vertisinc.com

VERTIS, INC. ANNOUNCES 2nd QUARTER EARNINGS

Baltimore, MD (July 31, 2003) — Vertis, Inc. (“Vertis” or the “Company”) today reported results for the three and six months ended June 30, 2003.  For the quarter ended June 30, 2003, net sales were $377.3 million, or 7.7% below the quarter ended June 30, 2002.  For the six months ended June 30, 2003, net sales amounted to $748.6 million, or 7.7% below the comparable 2002 six-month period.  The decline in net sales was largely the result of competitive pricing pressures, sluggish direct mail business domestically as well as in Europe, and weak advertising agency business at the Company’s Advertising Technology Services segment.

Donald Roland, Chairman, President, and Chief Executive Officer stated, “The challenging economic and geo-political conditions continued in the second quarter which resulted in increased unemployment, put pressure on retail sales, and dampened advertising spending.  Our Direct Marketing and Europe segments began feeling the effects of these challenges in the third quarter of 2002 and our Retail and Newspaper Services segment felt the impacts in the fourth quarter of last year.  These factors have negatively impacted our customers and in turn our industry and our business.”

Earnings before interest, taxes, depreciation, amortization and the cumulative effect of accounting change (“EBITDA”) amounted to $39.2 million in the second quarter, a decline of $18.5 million, or 32.1% versus the second quarter of 2002.  On a year-to-date basis, EBITDA amounted to $82.4 million, a decline of $22.0 million, or 21.1% when compared to the six months ended June 30, 2002.  These results reflect the competitive pricing pressures and other downward pressures on net sales noted above.  The Company continues to manage its costs, including reducing costs commensurate with changes in demand and continues to garner production efficiency improvements.  These cost initiatives, however, did not fully cover the earnings decline associated with the decline in net sales.  In addition, the first six months of 2003 benefited from a $10.1 million recovery from a settlement to a legal proceeding and a $3.9 million decline in restructuring and restructuring-related charges.

Vertis reported a net loss of $71.9 million in the second quarter and $77.8 million net loss through the first six months of 2003 versus net losses of $1.7 million and $120.4 million in the comparable 2002 periods.  The net loss in the three and six months ended June 30, 2003 reflects a non-cash tax provision of $48.8 million to provide a valuation allowance against previously recorded deferred tax benefits related to net operating loss carryforwards, as required by Statement of Financial Accounting Standards (“SFAS”) No. 109.  The valuation allowance was recorded in the second quarter due to the continuation of the poor economic climate and the projected increase in annual interest expense resulting from the high-yield bond offering completed in June 2003.  The 2002 net loss reflects the $108.4 million after-tax cumulative effect of adopting SFAS No. 142 as it relates to goodwill and other intangibles.

Noted Mr. Roland, “Although we are disappointed in the lingering poor economic conditions and their impact on our results, we continue to see evidence that our strategy is sound.  In these difficult times, we continue to manage our costs, capital spending, and working capital to maximize our cash flow.”

In addition to providing second quarter results, the Company provided an update to earnings guidance issued on May 19, 2003.  Dean D. Durbin, Chief Financial Officer commented, “The conditions we experienced in May and June were worse than we expected.  We cannot ignore the potential impact of a continuation of the uncertain economic climate and its impact on advertising spending.  As such, we now expect the full-year 2003 EBITDA to be between $196.0 million and $206.0 million and the net loss to be between $75.1 million and $64.9 million.”  Mr. Durbin added, “Our management team is diligently pursuing profitable top-line gains and cost reductions to get back to the guidance we issued in May.”

Vertis will hold an earnings call today to discuss its second quarter results at 11:00 a.m. (EST).  The call-in number is 1-888-658-8648 (or 1-630-395-0040 for international callers), and the passcode confirmation is “VERTIS 2Q”.  A recording of the call will be available for review for one week at 1-800-925-3903 and the passcode confirmation is “VERTIS 2Q”.

-more-

Financial Highlights (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change

Net Sales	$377.3	$408.7	-7.7%	$748.6	$810.8	-7.7%
Operating Income	$19.9	$36.7	-45.8%	$32.6	$61.0	-46.6%
Loss Before Cumulative Effect of Accounting Change	$(71.9)	$(1.7)	N/M (2)	$(77.8)	$(12.0)	N/M (2)

Net Loss	$(71.9)	$(1.7)	N/M (2)	$(77.8)	$(120.4)	35.4%
EBITDA (1)	$39.2	$57.7	-32.1%	$82.4	$104.4	-21.1%

(1)          The Company has slightly modified its definition of EBITDA in light of the Securities and Exchange Commission’s recent definitional guidance on EBITDA.  EBITDA represents the sum of the net loss, net interest expense, income taxes, depreciation and amortization of intangibles and cumulative effect of accounting change.  EBITDA is presented here to provide additional information regarding our performance and because it is the measure by which we gauge the profitability of our segments.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America.  You should not consider it an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. A full quantitative reconciliation of EBITDA to its most directly comparable GAAP measure, net (loss) income, is provided as follows:

Actual

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2003	2002	2003	2002

Net loss	$(71,911)	$(1,650)	$(77,756)	$(120,398)
Cumulative effect of accounting change				108,365
Interest expense, net	41,044	38,704	70,797	68,767
Income tax expense (benefit)	49,012	(1,184)	46,895	3,215
Depreciation and amortization of intangibles	21,060	21,837	42,464	44,456
EBITDA	$39,205	$57,707	$82,400	$104,405

Guidance

	Twelve months ended December 31,
(in millions)	2003	2003	2002
	High-end	Low-end

Net loss	$(64.9)	$(75.1)	$(120.1)
Cumulative effect of accounting change			108.4
Interest expense, net	136.4	136.6	134.4
Income tax expense (benefit)	48.9	48.9	(2.5)
Depreciation and amortization of intangibles	85.6	85.6	89.2
EBITDA	$206.0	$196.0	$209.4

(2)          N/M = Not Meaningful

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

In thousands

Three Months Ended June 30	2003	2002
	(Unaudited)

Net sales	$377,348	$408,650
Operating expenses:
Costs of production	293,095	303,989
Selling, general and administrative	43,322	43,793
Restructuring charges	2,325
Depreciation and amortization of intangibles	21,060	21,837
	357,477	371,944
Operating income	19,871	36,706
Other expenses (income):
Interest expense, net	41,044	38,704
Other, net	1,726	836
	42,770	39,540
Loss before income taxes	(22,899)	(2,834)
Income tax expense (benefit)	49,012	(1,184)
Net loss	$(71,911)	$(1,650)

Six Months Ended June 30,	2003	2002 As Restated
	(Unaudited)

Net sales	$748,563	$810,772
Operating expenses:
Costs of production	583,321	610,693
Selling, general and administrative	90,228	91,538
Restructuring charges		3,046
Depreciation and amortization of intangibles	42,464	44,456
	716,013	749,733
Operating income	32,550	61,039
Other expenses (income):
Interest expense, net	70,797	68,767
Other, net	(7,386)	1,090
	63,411	69,857
Loss before income taxes	(30,861)	(8,818)
Income tax expense	46,895	3,215
Loss before cumulative effect of accounting change	(77,756)	(12,033)
Cumulative effect of accounting change		108,365
Net loss	$(77,756)	$(120,398)

ABOUT VERTIS

Vertis is a leading international provider of integrated marketing solutions that seamlessly combines advertising, direct marketing, media, imaging and progressive technology.  The Company’s product and service offerings include: consumer and media research, media planning and placement, creative services, digital media production, targetable advertising insert programs, fully integrated direct marketing programs, circulation-building newspaper products, and interactive marketing.

Serving more than 3,000 local, regional, national and international customers, Vertis is a privately held company.  Vertis clients encompass numerous Fortune 500 companies across diverse industries, including ad agencies, automotive, consumer packaged goods, durable goods and manufacturing, financial services, fragrance and beauty, food and grocery, healthcare, media and publishing, newspapers, retailers and technology.

To learn more about Vertis, visit www.vertisinc.com.

This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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